Exhibit 99.1

Contact: Kerry Tressler T +01 404.676-2683 pressinquiries@na.ko.com	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301 T +01 404.676.2683

THE BOARD OF DIRECTORS OF THE COCA-COLA COMPANY ELECTS EVAN G. GREENBERG AS DIRECTOR

ATLANTA, Feb. 17, 2011 — The Board of Directors of The Coca-Cola Company today elected Evan G. Greenberg as a Director of the Company, effective immediately.  Mr. Greenberg, 56, is Chairman, President and Chief Executive Officer of ACE Limited, a global insurance and reinsurance company.

As part of his election, Mr. Greenberg was appointed to the Company’s Audit Committee.

Over the course of almost 35 years in the insurance industry, Mr. Greenberg has held various underwriting and management positions and gained significant insight in the global property, casualty and life insurance sectors.

Prior to joining ACE, Mr. Greenberg spent 25 years at American International Group, where he served as President and Chief Operating Officer from 1997 to 2000.  Before that, he held a variety of senior management positions, including President and Chief Executive Officer of AIU, AIG’s Foreign General Insurance Organization, and Chief Executive Officer of AIG Far East, based in Japan.

“Evan brings significant financial expertise and a wealth of experience managing global businesses to our Board,” said Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company.  “We are delighted to welcome him to The Coca-Cola Company.”

Mr. Greenberg is a member of the Council on Foreign Relations and serves on the board of a number of organizations including the National Committee on United States-China Relations and the U.S.-China Business Council.  He is Vice Chairman of the US-ASEAN Business Council and Chairman of the P&C CEO Roundtable.  Mr. Greenberg is also a member of the Business Roundtable, a trustee of the Eisenhower Fellowships and an overseer of the International Rescue Committee.

About The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, the world’s most valuable brand, the Company’s portfolio features 14 billion dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply and Georgia. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of 1.7 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

###